UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2009

ON4 COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

Commission File Number: 000-53666

10575 N.114th Street, Suite 103
Scottsdale, AZ  85259
(Address of principal executive offices)

480.344.7755
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

On October 12, 2009, PetsMobility, Inc., a wholly owned subsidiary of On4 Communications, Inc. (the “Company”) entered into an asset purchase agreement with I Recycle LLC, a Delaware limited liability company (“I Recycle”) for the acquisition of www.Pets911.com and all intellectual property, software, and business assets associated with operating this website.  Pursuant to the terms of the asset purchase agreement, the Company has agreed to issue 3,000,000 shares of its common stock to designees of I Recycle.

In the event that a minimum of 50,000,000 issued and outstanding common shares of the Company are not cancelled within 90 days of the execution of the agreement, the Company shall issue I Recycle additional shares of the Company’s common stock so as to provide I Recycle with the same pro-rata share ownership as if the 50,000,000 shares were cancelled.  Additionally, if the Company is delisted or becomes a private company prior to the closing of the asset purchase agreement, the acquired assets will be deemed to have a monetary value of US $1,500,000 which is to be paid to I Recycle in equal monthly installments over a 12 month period.

The closing of this agreement is set to occur upon the delivery of all closing documents, including the share certificates representing 3,000,000 shares of the Company’s common stock, by the Company and I Recycle.  For full details please see the asset purchase agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Asset Purchase Agreement with I Recycle, LLC dated October 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2009	On4 Communications Inc.
(Registrant)

By:	/s/ Cameron Robb
Cameron Robb
President, Chief Executive Officer